Exhibit 99.1

       MARLIN BUSINESS SERVICES CORP. REPORTS THIRD QUARTER 2006 EARNINGS

    MOUNT LAUREL, N.J., Nov. 2 /PRNewswire-FirstCall/ -- Marlin Business Services Corp. (Nasdaq: MRLN) today reported net income of $4.7 million for the third quarter ended September 30, 2006, a 38% increase over $3.4 million for the same period in 2005. Diluted net earnings per share was $0.39 compared with $0.29 for the same period in 2005. Net income in the third quarter of 2005 was impacted by an after-tax charge of $756,000, or $0.06 diluted earnings per share, for expected losses related to Hurricane Katrina.

    For the nine months ended September 30, 2006 net income was $14.8 million compared to $11.9 million for the same period in 2005. Diluted net earnings per share for the nine-month period ended September 30, 2006 was $1.22 compared to $0.99 per diluted share reported for the same period in 2005. Excluding the impact of adjustments related to Hurricane Katrina for both periods, net income for the nine-month period ended September 30, 2006 would have been $14.2 million compared to $12.6 million of net income for the nine- month period ended September 30, 2005. Diluted earnings per share, excluding the impact of Katrina-related adjustments, would have been $1.17 for the nine- month period ended September 30, 2006 compared to $1.06 per diluted share for the third quarter ended September 30, 2005.

    "Along with reporting another solid quarter of results, we are excited to announce two new financial products targeting the small business market," said Daniel P. Dyer, Chairman and CEO of Marlin Business Services Corp. "The recent launch of Factoring and our Business Capital Loan Product are natural extensions to our core leasing business and Marlin's strategy of serving the financing needs of small business."

    Highlights for the quarter ended September 30, 2006 include:

    Asset Origination

     - Based on initial equipment cost, lease production was $102.0 million in the third quarter of 2006 compared to $97.9 million in the second quarter of 2006 and $79.6 million in the third quarter of 2005. Net investment in leases was $656.8 million at September 30, 2006.

     - Our end user customer base grew to more than 86,000 at September 30, 2006 compared with 85,000 at June 30, 2006 and 82,000 at September 30, 2005. The number of active leases in our portfolio was approximately 109,000 at September 30, 2006.

    Net Interest and Fee Margin and Cost of Funds

     - The interest income yield was 12.57% as a percentage of average net investment in leases for the quarter ended September 30, 2006, an increase of 3 basis points from the quarter ended June 30, 2006 and a decrease of 46 basis points from the third quarter of 2005.

     - Fee income as a percentage of average net investment in leases was 3.35% for the quarter ended September 30, 2006 compared to 3.44% for the quarter ended June 30, 2006. Fee income was $5.2 million for the quarter ended September, 30, 2006 compared to $5.1 million for the quarter ended June 30, 2006. The increase in fee income is primarily attributed to higher late fee realization partially offset by lower net residual income on disposed equipment in the current quarter compared to the second quarter of 2006. Residual income from disposed equipment was a net gain of $68,000 in the third quarter ended September 30, 2006 compared to a net gain of $246,000 in the second quarter ended June 30, 2006.

     - The average cost of funds as a percentage of net investment in leases was 4.41% for the quarter ended September 30, 2006. This was a 35 basis point increase from the 4.06% for the quarter ended June 30, 2006. The increase in the average cost of funds was attributed to the assumption of higher debt balances to fund originations as a result of completing a new term securitization transaction, and an increase in the variable rate for warehouse borrowings for the quarter ended September 30, 2006. In addition, the Company increased its available financing through a pre-funding feature in the recent term securitization transaction. The pre-funding proceeds of $122 million will be used to finance new lease production into the fourth quarter of 2006. The pre-funding amount increased cost of funds as a percentage of net investment in leases by approximately 10 basis points in the current quarter.

     - Due to the factors discussed above, the net interest and fee margin was 11.51% as a percentage of average net investment in leases for the quarter ended September 30, 2006, a decrease of 41 basis points compared to 11.92% for the quarter ended June 30, 2006.

     - The average implicit yield on new business was 12.73% for the quarter ended September 30, 2006 compared to 12.68% for the quarter ended June 30, 2006 and 12.61% in the third quarter of 2005.

    Credit Quality

     - Net charge-offs totaled $2.7 million for the quarter ended September 30, 2006, compared with $2.1 million for the second quarter of 2006.

     - On an annualized basis, net charge-offs were 1.72% of average net investment in leases during the third quarter of 2006 compared to 1.44% for the second quarter of 2006 and 1.74% for the full year ended December 31, 2005.

     - As of September 30, 2006, 0.58% of our total lease portfolio was 60 or more days delinquent, compared to 0.54% as of June 30, 2006 and 0.61% as of December 31, 2005. Allowance for credit losses was $7.8 million as of September 30, 2006, compared to $7.4 million as of June 30, 2006.

     - Allowance for credit losses as a percentage of net investment in leases was 1.21% at both September 30, 2006 and June 30, 2006.

     - At September 30, 2006, the allowance for credit losses was 176.1% of leases 60 or more days delinquent compared to 190.6% at June 30, 2006 and 192.30% at December 31, 2005.

     - In conjunction with this release, static pool loss statistics have been updated as supplemental information on the investor relations section of our website at http://www.marlincorp.com.

    Operating Expenses

     - Salaries and benefits expense was $5.2 million in the third quarter of 2006 compared to $5.3 million in the second quarter. Salaries and benefits expense was 3.31% as an annualized percentage of average net investment in leases for the third quarter of 2006 compared to 3.55% in the quarter ended June 30, 2006 and 3.40% in the third quarter of 2005. In the third quarter of 2006, the Company incurred approximately $144,000 of salaries and benefits expense associated with Marlin Business Bank (in organization) compared to approximately $60,000 for the third quarter ended September 30, 2005. In addition, option-related compensation expense totaled $240,000 in the third quarter due to the adoption of SFAS 123(R).

     - Other general and administrative expenses were $2.9 million for the third quarter of 2006, a decrease of $211,000 from $3.1 million for the second quarter of 2006. Other general and administrative expenses as an annualized percentage of average net investment in leases was 1.84% for the third quarter of 2006 compared to 2.08% for the second quarter of 2006 and 2.27% in the third quarter of 2005.

    Funding and Liquidity

     - On September 21, 2006 we completed our eighth term asset-backed securitization transaction at a weighted average fixed borrowing cost of 5.51% over the term of the transaction. The securitization amounted to $380.2 million, and the note classes were rated P-1/A-1+, Aaa/AAA, A2/A, Baa2/BBB by Moody's Investors Service, Inc. and Standard & Poor's Ratings Service. Proceeds from the transaction were used to repay the Company's revolving warehouse credit facilities and provide additional liquidity for future lease production. As a result of hedging activity and other transaction costs, we expect total interest expense on the 2006 term transaction to approximate an average of 5.21% over the term of the borrowing.

     - On September 15, 2006, the Company paid off its 2003-1 term securitization when the remaining note balances outstanding were approximately $31.5 million at a coupon rate of approximately 3.19%.

     - On September 28, 2006, the Company extended its $125 million warehouse facility to September 27, 2007.

     - During the third quarter ended September 30, 2006 the Company entered into a series of forward starting interest rate swap agreements with total underlying notional amounts of (i) $200.0 million at a blended strike rate of approximately 5.25% to commence in October 2007, related to its forecasted 2007 term note securitization and (ii) $100 million at a blended strike rate of approximately 5.34% to commence in October 2008, related to its forecasted 2008 term note securitization.

     - Capital increased an additional $310,000 through the exercise of employee stock options and the related tax benefits during the third quarter of 2006.

     - The Company's debt to equity ratio was 5.50:1 at September 30, 2006 compared to 4.17:1 at June 30, 2006. The increase in this ratio is primarily attributed to the additional borrowings associated with the $122 million pre-funding feature of our 2006 term securitization. Our debt to equity ratio was a similar 5.42:1 at September 30, 2005 following our 2005 securitization.

    Conference Call and Webcast

    We will host a conference call on Friday, November 3, 2006 at 9:00 a.m. EST to discuss our third quarter 2006 results. If you wish to participate, please call (800) 903-0258 approximately 10 minutes in advance of the call time. The conference ID will be: "7Marlin." The call will also be Webcast on the Investor Relations page of the Marlin Business Services Corp. website, http://www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 90 days.

    About Marlin Business Services Corp.

    Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City. For more information, visit http://www.marlincorp.com or call toll-free at (888) 479-9111.

    Forward-Looking Statements

    This release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend," and similar expressions are generally intended to identify forward- looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K/A filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward- looking statements, whether as a result of new information, future events or otherwise.

                         MARLIN BUSINESS SERVICES CORP.
                                AND SUBSIDIARIES
                           Consolidated Balance Sheets
                  (Dollars in thousands, except per-share data)

                                                     September 30,     December 31,
                                                         2006             2005
                                                     -------------    -------------
                                                      (Unaudited)
Assets
Cash and cash equivalents                            $      34,159    $      34,472
Restricted cash                                            179,964           47,786
Net investment in direct financing leases                  656,842          572,581
Property and equipment, net                                  3,573            3,776
Property tax receivables                                       721              191
Fair value of cash flow hedge derivatives                      690            3,383
Other assets                                                10,970            8,800
                                                     -------------    -------------
        Total assets                                 $     886,919    $     670,989
                                                     =============    =============

Liabilities and Stockholders' Equity
Revolving and term secured borrowings                $     712,355    $     516,849
Other liabilities:
Fair value of cash flow hedge derivatives                    1,801                -
Sales and property taxes payable                            10,069            7,702
Accounts payable and accrued expenses                        9,364            8,467
Deferred income tax liability                               23,729           25,362
                                                     -------------    -------------
    Total liabilities                                      757,318          558,380
                                                     -------------    -------------

Commitments and Contingencies

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000
 shares authorized; 12,009,489 and 11,755,225
 shares issued and outstanding, respectively                   120              117
Preferred Stock, $0.01 par value; 5,000,000
 shares authorized; none issued                                  -                -
Additional paid-in capital                                  80,567           77,186
Stock subscription receivable                                  (19)             (25)
Cumulative other comprehensive income                        2,370            3,520
Retained earnings                                           46,563           31,811
                                                     -------------    -------------
    Total stockholders' equity                             129,601          112,609
                                                     -------------    -------------
        Total liabilities and stockholders'
         equity                                      $     886,919    $     670,989
                                                     =============    =============

                         MARLIN BUSINESS SERVICES CORP.
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                  (Dollars in thousands, except per-share data)
                                   (Unaudited)

                                         Three Months Ended               Nine Months Ended
                                            September 30,                   September 30,
                                    -----------------------------   -----------------------------
                                        2006            2005            2006            2005
                                    -------------   -------------   -------------   -------------
Income:
    Interest income                 $      19,629   $      17,490   $      55,996   $      49,593
    Fee income                              5,241           4,225          15,245          13,258
                                    -------------   -------------   -------------   -------------
  Interest and fee income                  24,870          21,715          71,241          62,851
    Interest expense                        6,888           5,618          18,389          14,902
                                    -------------   -------------   -------------   -------------
  Net interest and fee income              17,982          16,097          52,852          47,949
    Provision for credit losses             3,082           3,510           7,096           8,460
                                    -------------   -------------   -------------   -------------
  Net interest and fee income
   after provision for credit
   losses                                  14,900          12,587          45,756          39,489
    Insurance and other income              1,365           1,162           3,949           3,551
                                    -------------   -------------   -------------   -------------
      Operating income                     16,265          13,749          49,705          43,040
Non-interest expense:
    Salaries and benefits                   5,171           4,567          15,570          13,391
    General and administrative              2,868           3,049           8,692           8,846
    Financing related costs                   408             390           1,060           1,173
                                    -------------   -------------   -------------   -------------
  Non-interest expense                      8,447           8,006          25,322          23,410
                                    -------------   -------------   -------------   -------------
      Income before income
       taxes                                7,818           5,743          24,383          19,630
    Income taxes                            3,088           2,299           9,631           7,753
                                    -------------   -------------   -------------   -------------
Net income                          $       4,730   $       3,444   $      14,752   $      11,877
                                    =============   =============   =============   =============

Basic earnings per share            $        0.40   $        0.30   $        1.25   $        1.03
Diluted earnings per share          $        0.39   $        0.29   $        1.22   $        0.99

Shares used in computing
 basic earnings per share              11,838,677      11,608,450      11,775,028      11,524,164
Shares used in computing
 diluted earnings per share            12,154,889      12,048,274      12,114,655      11,953,274

                           SUPPLEMENTAL QUARTERLY DATA
                  (dollars in thousands, except share amounts)
                                   (unaudited)

Quarter Ended:                                9/30/2005       12/31/2005        3/31/2006
----------------------------------------   --------------   --------------   --------------
New Asset Production:
# of Sales Reps                                       113              103              101
# of Leases                                         8,142            7,566            7,734
Equipment Volume                           $       79,632   $       76,472   $       82,049

Average monthly sources                             1,306            1,202            1,219

Implicit Yield on New Business                      12.61%           12.87%           12.84%

Net interest and fee margin
Interest Income Yield                               13.03%           12.96%           12.54%
Fee Income Yield                                     3.15%            3.39%            3.45%
Interest and Fee Income Yield                       16.18%           16.35%           15.99%
Cost of Funds                                        4.19%            4.28%            3.87%
Net interest and Fee Margin                         11.99%           12.07%           12.12%

Average Net Investment in Leases           $      536,874   $      554,705   $      568,248

Portfolio Asset Quality:
60+ Days Past Due Delinquencies                      0.72%            0.61%            0.49%
60+ Days Past Due Delinquencies            $        4,656   $        4,063   $        3,320

Net Charge-offs                            $        1,965   $        2,513   $        2,324
% on Average Net Investment in
 Leases Annualized                                   1.46%            1.81%            1.64%

Allowance for Credit Losses                $        7,900   $        7,813   $        7,904
% of 60+ Delinquencies                             169.70%          192.30%          238.10%

90+ Day Delinquencies (Non-
 earning)                                  $        2,039   $        2,017   $        1,544

Balance Sheet:

Assets
Investment in Direct Financing
Leases                                     $      547,868   $      562,039   $      577,219
Initial Direct Costs and Fees                      17,902           18,355           19,329
Reserve for Credit Losses                          (7,900)          (7,813)          (7,904)
Net Investment in Leases                   $      557,870   $      572,581   $      588,644
Cash and Cash Equivalents                          51,656           34,472            4,929
Restricted Cash                                   108,295           47,786           52,987
Other Assets                                       15,112           16,150           23,735
Total Assets                               $      732,933   $      670,989   $      670,295

Liabilities
Total Debt                                 $      582,611   $      516,849   $      504,459
Other Liabilities                                  42,851           41,531           46,645
Total Liabilities                          $      625,462   $      558,380   $      551,104

Stockholders' Equity
Common Stock                               $          117   $          117   $          118
Paid-in Capital, net                               76,528           77,161           78,308
Other Comprehensive Income                          3,386            3,520            4,220
Retained Earnings                                  27,440           31,811           36,545
Total Stockholders' Equity                 $      107,471   $      112,609   $      119,191

Total Liabilities and
Stockholders' Equity                       $      732,933   $      670,989   $      670,295

Capital and Leverage:

Tangible Equity                            $      107,471   $      112,609   $      119,191
Debt to Tangible Equity                              5.42             4.59             4.23

Expense Ratios:

Salaries and Benefits Expense              $        4,567   $        4,781   $        5,145
Salaries and Benefits Expense
 annualized % of Avg. Net Invest.                    3.40%            3.45%            3.62%

Total personnel end of quarter                        308              296              301

General and Administrative Expense         $        3,049   $        3,062   $        2,746
General and Administrative Expense
 annualized % of Avg. Net Invest.                    2.27%            2.21%            1.93%

Efficiency Ratio                                    44.13%           43.87%           42.46%

Net Income:
Net Income                                 $        3,444   $        4,370   $        4,734

Annualized Performance Measures:
Return on Average Assets                             2.06%            2.49%            2.82%

Return on Average Stockholders'
 Equity                                             13.20%           15.89%           16.34%

Per Share Data:

Number of Shares - Basic                       11,608,450       11,646,864       11,702,161
EPS- Basic                                 $         0.30   $         0.38   $         0.40

Number of Shares - Diluted                     12,048,274       12,075,882       12,042,436
EPS- Diluted                               $         0.29   $         0.36   $         0.39

Quarter Ended:                                6/30/2006          9/30/2006
----------------------------------------   --------------     --------------
New Asset Production:
# of Sales Reps                                       103                100
# of Leases                                         8,553              8,882
Equipment Volume                           $       97,871     $      101,962

Average monthly sources                             1,333              1,321

Implicit Yield on New Business                      12.68%             12.73%

Net interest and fee margin
Interest Income Yield                               12.54%             12.57%
Fee Income Yield                                     3.44%              3.35%
Interest and Fee Income Yield                       15.98%             15.92%
Cost of Funds                                        4.06%              4.41%
Net interest and Fee Margin                         11.92%             11.51%

Average Net Investment in Leases           $      591,905     $      624,711

Portfolio Asset Quality:
60+ Days Past Due Delinquencies                      0.54%              0.58%
60+ Days Past Due Delinquencies            $        3,867     $        4,411

Net Charge-offs                            $        2,132     $        2,685
% on Average Net Investment in
 Leases Annualized                                   1.44%              1.72%

Allowance for Credit Losses                $        7,370     $        7,767
% of 60+ Delinquencies                             190.59%            176.08%

90+ Day Delinquencies (Non-
 earning)                                  $        1,648     $        1,876

Balance Sheet:

Assets
Investment in Direct Financing
Leases                                     $      609,359     $      642,113
Initial Direct Costs and Fees                      20,826             22,496
Reserve for Credit Losses                          (7,370)            (7,767)
Net Investment in Leases                   $      622,815     $      656,842
Cash and Cash Equivalents                           3,168             34,159
Restricted Cash                                    54,457            179,964
Other Assets                                       17,667             15,954
Total Assets                               $      698,107     $      886,919

Liabilities
Total Debt                                 $      526,286     $      712,355
Other Liabilities                                  45,580             44,963
Total Liabilities                          $      571,866     $      757,318

Stockholders' Equity
Common Stock                               $          120     $          120
Paid-in Capital, net                               79,583             80,548
Other Comprehensive Income                          4,705              2,370
Retained Earnings                                  41,833             46,563
Total Stockholders' Equity                 $      126,241     $      129,601

Total Liabilities and
Stockholders' Equity                       $      698,107     $      886,919

Capital and Leverage:

Tangible Equity                            $      126,241     $      129,601
Debt to Tangible Equity                              4.17               5.50

Expense Ratios:

Salaries and Benefits Expense              $        5,254     $        5,171
Salaries and Benefits Expense
 annualized % of Avg. Net Invest.                    3.55%              3.31%

Total personnel end of quarter                        319                310

General and Administrative Expense         $        3,078     $        2,868
General and Administrative Expense
 annualized % of Avg. Net Invest.                    2.08%              1.84%

Efficiency Ratio                                    44.16%             41.55%

Net Income:
Net Income                                 $        5,288     $        4,730

Annualized Performance Measures:

Return on Average Assets                             3.09%              2.55%

Return on Average Stockholders'
 Equity                                             17.24%             14.79%

Per Share Data:

Number of Shares - Basic                       11,780,018         11,838,677
EPS- Basic                                 $         0.45     $         0.40

Number of Shares - Diluted                     12,092,752         12,154,889
EPS- Diluted                               $         0.44     $         0.39

SOURCE  Marlin Business Services Corp.
    -0-                             11/02/2006
    /CONTACT: Lynne Wilson of Marlin Business Services Corp., +1-856-359-9111 x4108/
    /Web site:  http://www.marlincorp.com /